Exhibit 99.1
eBay Inc. Reports Better Than Expected Second Quarter 2022 Results

•Revenue of $2.4 billion, down 9% on an as-reported basis and down 6% on an FX-Neutral basis
•Gross Merchandise Volume of $18.5 billion, down 18% on an as-reported basis and down 14% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $(0.96) and $0.99, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 21.7% and 28.7%, respectively
•Returned over $1.4 billion to shareholders in Q2, including approximately $1.3 billion of share repurchases and $121 million paid in cash dividends

San Jose, California, August 3, 2022 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its second quarter ended June 30, 2022.

“Once again I am pleased to report another strong quarter. Our team delivered better than expected financial results across the board while continuing to make significant progress on our long-term initiatives,” said Jamie Iannone, Chief Executive Officer of eBay. “Our focus category strategy is working, and payments and advertising are driving further growth. eBay is in a stronger position today than it was when we entered the pandemic. Despite rising inflation, and an uncertain macro environment, we remain on track to deliver on our 2022 commitments.”

Second Quarter Financial Highlights

•Revenue was $2.4 billion, down 9% on an as-reported basis and down 6% on a foreign exchange (FX) neutral basis.
•Gross merchandise volume (GMV) was $18.5 billion, down 18% on an as-reported basis and down 14% on an FX-Neutral basis.
•GAAP net loss from continuing operations was $536 million, or $(0.96) per diluted share primarily driven by the change in fair value of our equity investments.
•Non-GAAP net income from continuing operations was $554 million, or $0.99 per diluted share.
•GAAP and Non-GAAP operating margin of 21.7% and 28.7%, respectively.
•Generated $577 million of operating cash flow and $466 million of free cash flow from continuing operations.
•Sold a portion of our shares in Kakao Bank for $242 million and a portion of our shares in Adyen for $129 million.
•Returned over $1.4 billion to shareholders, including approximately $1.3 billion of share repurchases and $121 million paid in cash dividends.

Business Highlights

•eBay joined an investment consortium led by The Chernin Group (TCG), which made a strategic investment in Funko. As part of this investment, Funko and eBay are entering into a commercial agreement under which eBay will become the preferred secondary marketplace for Funko, and the companies will partner on creating exclusive product releases.
•eBay acquired KnownOrigin, a non-fungible token (NFT) marketplace that provides artists a place to create unique, authentic, digital collectibles, in the form of NFTs. An early pioneer in the NFT space, KnownOrigin’s innovative technology and talented team, together with eBay's reach and reputation, will empower a new wave of NFT creators, sellers and buyers.
•eBay announced it is taking steps to close GittiGidiyor, the company’s marketplace business in Turkey. The company regularly reviews its business operations globally and made this strategic decision based on the ongoing dynamics in the market. While the closure of GittiGidiyor will not have a material impact on eBay's revenue and operating income going forward, there are approximately 3 million active buyers included in the company's Q2 active buyer count from the Turkish marketplace.

Revenue Initiatives

•eBay's first party advertising products, primarily driven by Promoted Listings, delivered $232 million of revenue in the second quarter, up 2% on an as-reported basis and up 6% on an FX-Neutral basis.
•The company's total advertising offerings generated approximately $275 million in revenue in the second quarter, representing roughly 1.5% of GMV.
•The company expanded its Buyer FX program to include additional payment options, allowing more flexibility for eBay buyers to purchase in the currency of their choice and further reducing transactional friction for customers.
•During the quarter, eBay rolled out Klarna invoicing and installment payment methods to buyers in Germany.

Tech-Led Reimagination of the Platform

•The company opened the eBay vault, a state-of-the-art facility and digital marketplace for collectors. The vault is now open for single, graded trading cards and graded, pack-pulled autograph cards for $500+, enabling collectors to streamline and secure their assets. The eBay vault is the latest in a series of significant innovations eBay has introduced to its enthusiasts, bringing together physical and digital capabilities that makes collecting more advanced than ever.
•Through a strategic partnership with Professional Sports Authenticator (PSA), eBay expanded its Authenticity Guarantee program for trading cards to include graded trading cards sold on eBay for $500+.
•eBay also expanded its Authenticity Guarantee program for sneakers and handbags to Australia and the U.K. In Australia, the company also hosted eBay’s Museum of Authentics which showcased a collection of rare sneakers, and partnered with Afterpay’s Australian Fashion Week to engage influencers and highlight the marketplace’s authentication services for luxury handbags.
•In April, eBay Motors held the first ever New York Auto Parts Show, designed to demonstrate how car enthusiasts can build, fix or maintain their dream car. In the face of unprecedented supply chain challenges, the show debuted a line of “Re-Concept cars” assembled in partnership with some of the industry’s top builders and biggest stars, demonstrating the best ‘new’ car on the road can start with one that already exists.
•In April, the company expanded its eBay Refurbished program across multiple condition grades for tablets, smartwatches, laptops, desktops and more. Hundreds of thousands of items will be added to the program this year, enabling eBay to meet consumer needs at every price point, without sacrificing quality and trust. The expansion included the launch of eBay Refurbished in Canada, giving buyers access to like-new products ranging from moderate wear to pristine condition, all backed by a one- or two-year warranty.
•The company piloted eBay Live beta, a dedicated shopping platform that gives people a new way to browse and buy products in a live, interactive environment. The new beta technology combines entertainment with instant purchasing on one of the world’s largest marketplaces.
•eBay collaborated with Snapchat to create a quick, easy way to share eBay listings to Snapchat right from the eBay app. With just a few taps, users can create a Snapchat-ready design with listing details, an image and a clickable link back to the eBay listing.
•eBay announced a partnership with U.K. reality show Love Island, and is now the show’s first ever pre-loved fashion partner.

Impact

•eBay published its 2021 Impact Report detailing progress toward its 2025 and 2030 economic empowerment and sustainability goals. For the first time, the company also released its methodology for calculating the environmental and financial benefits of keeping products in circulation, preventing them from immediate disposal to landfill or incineration.
•eBay released its sixth annual Diversity, Equity and Inclusion (DE&I) Report outlining how the company has remained committed, open and transparent, acknowledging both the wins and the areas in need of improvement.
•eBay, in partnership with GLIDE, hosted its 21st and grand finale Power of One Charity Auction Lunch with Warren Buffett. The auction made history with a record-breaking bid of over $19 million, bringing the total funds raised to more than $53 million over almost two decades to support GLIDE's transformative programs and services that lift people out of poverty, hunger and homelessness.
•eBay for Charity contributed nearly $56 million globally during the quarter, up 52% year-over-year.
•Through the company’s matching gifts program, the eBay Foundation matched over $0.5 million in employee donations and volunteer time to causes and communities around the world.
•During the quarter, eBay received three Women's Choice Awards as a Best Company for Diversity, Best Company for Women and Best Company for Millennials. The company was also recognized as one of LinkedIn's Top Companies in Retail, and received the Early Talent Award by Handshake, recognizing eBay's early career program.

Second Quarter 2022 Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2022	2021	Change
eBay Inc.
Net revenues	$2,422	$2,668	$(246)	(9)%
GAAP – Continuing Operations
Income (loss) from continuing operations	$(536)	$294	$(830)	**
Earnings (loss) per diluted share from continuing operations	$(0.96)	$0.43	$(1.39)	**
Non-GAAP – Continuing Operations
Net income	$554	$675	$(121)	(18)%
Earnings per diluted share	$0.99	$0.99	$—	—%
** Not meaningful

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin decreased to 21.7% for the second quarter of 2022, compared to 27.4% for the same period last year. Non-GAAP operating margin decreased to 28.7% in the second quarter of 2022, compared to 32.8% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the second quarter of 2022 was 26.3%, compared to 26.6% for the second quarter of 2021. The non-GAAP effective tax rate for continuing operations for the second quarter of 2022 was 16.5%(1).
•Cash flow – The company generated $577 million of operating cash flow and $466 million of free cash flow from continuing operations during the second quarter of 2022.
•Capital returns – The company repurchased approximately $1.3 billion of its common stock, or roughly 25 million shares, in the second quarter of 2022. The company's total repurchase authorization remaining as of June 30, 2022 was $3.4 billion. The company also paid cash dividends of $121 million during the second quarter of 2022.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $4.5 billion as of June 30, 2022.

Business Outlook
eBay is providing the following guidance for continuing operations for the third quarter and full year 2022.

In billions, except per share data and percentages	Q3 2022 Guidance	Full Year 2022 Guidance
Revenue	$2.29 - $2.37	$9.6 - $9.9
Organic FX-Neutral Y/Y Growth	(5)% - (2)%	(6)% - (3)%

Diluted GAAP EPS	$0.63 - $0.69	$(1.98) - $(1.83)

Diluted Non-GAAP EPS	$0.89 - $0.95	$3.95 - $4.10

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.22 per share of the company's common stock. The dividend is payable on September 16, 2022 to stockholders of record as of September 1, 2022.

(1) We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2022 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (888) 655-9638 in the U.S. and (289) 514-2913 internationally. The passcode for the conference line is 7435074. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in more than 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2021, eBay enabled over $87 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the third quarter and full year 2022 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including impacts from the ongoing war in Ukraine, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2022	December 31, 2021
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,742	$1,379
Short-term investments	1,483	5,944
Customer accounts and funds receivable	605	681
Other current assets	1,237	1,107
Total current assets	5,067	9,111
Long-term investments	2,146	2,575
Property and equipment, net	1,173	1,236
Goodwill	4,113	4,178
Operating lease right-of-use assets	541	289
Deferred tax assets	3,227	3,255
Equity investment in Adevinta	2,919	5,391
Other assets	467	591
Total assets	$19,653	$26,626
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,149	$1,355
Accounts payable	249	262
Customer accounts and funds payable	604	707
Accrued expenses and other current liabilities	1,735	1,927
Income taxes payable	235	371
Total current liabilities	3,972	4,622
Operating lease liabilities	448	200
Deferred tax liabilities	2,400	3,116
Long-term debt	6,579	7,727
Other liabilities	1,011	1,183
Total liabilities	14,410	16,848
Total stockholders' equity	5,243	9,778
Total liabilities and stockholders' equity	$19,653	$26,626

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Net revenues	$2,422	$2,668	$4,905	$5,306
Cost of net revenues (1)	663	672	1,352	1,278
Gross profit	1,759	1,996	3,553	4,028
Operating expenses:
Sales and marketing (1)	566	559	1,044	1,105
Product development (1)	344	350	645	654
General and administrative (1)	237	250	463	496
Provision for transaction losses	86	103	182	191
Amortization of acquired intangible assets	1	2	2	9
Total operating expenses	1,234	1,264	2,336	2,455
Income from operations	525	732	1,217	1,573
Gain (loss) on equity investments and warrant, net	(1,221)	(273)	(3,512)	(309)
Interest and other, net	(31)	(58)	(81)	(139)
Income (loss) from continuing operations before income taxes	(727)	401	(2,376)	1,125
Income tax benefit (provision)	191	(107)	501	(263)
Income (loss) from continuing operations	(536)	294	(1,875)	862
Income (loss) from discontinued operations, net of income taxes	5	10,440	3	10,513
Net income (loss)	$(531)	$10,734	$(1,872)	$11,375

Income (loss) per share – basic:
Continuing operations	$(0.96)	$0.44	$(3.28)	$1.27
Discontinued operations	0.01	15.48	0.01	15.52
Net income (loss) per share – basic	$(0.95)	$15.92	$(3.27)	$16.79

Income (loss) per share – diluted:
Continuing operations	$(0.96)	$0.43	$(3.28)	$1.25
Discontinued operations	0.01	15.25	0.01	15.27
Net income (loss) per share – diluted	$(0.95)	$15.68	$(3.27)	$16.52

Weighted average shares:
Basic	556	674	571	678
Diluted	556	685	571	689

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$13	$25	$23
Sales and marketing	20	25	40	45
Product development	62	55	107	97
General and administrative	42	42	76	73
	$137	$135	$248	$238

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions)
Cash flows from operating activities:
Net income (loss)	$(531)	$10,734	$(1,872)	$11,375
(Income) loss from discontinued operations, net of income taxes	(5)	(10,440)	(3)	(10,513)
Adjustments:
Provision for transaction losses	86	103	182	191
Depreciation and amortization	113	127	231	261
Stock-based compensation	137	135	248	238
Loss (gain) on investments and other, net	1	(43)	7	(44)
Deferred income taxes	(319)	3	(695)	106
Change in fair value of warrant	104	(108)	219	(72)
Change in fair value of equity investment in Adevinta	829	422	2,472	422
Change in fair value of equity investment in Gmarket	77	—	259	—
Unrealized change in fair value of equity investment in KakaoBank	105	—	196	—
Unrealized change in fair value of equity investment in Adyen	38	—	118	—
Realized change in fair value of shares sold in Adyen	1	—	167	—
Realized change in fair value of shares sold in KakaoBank	67	—	75	—
Loss on extinguishment of debt	—	—	—	10
Changes in assets and liabilities, net of acquisition effects	(126)	76	(398)	(17)
Net cash provided by continuing operating activities	577	1,009	1,206	1,957
Net cash provided by (used in) discontinued operating activities	(349)	58	(365)	152
Net cash provided by operating activities	228	1,067	841	2,109
Cash flows from investing activities:
Purchases of property and equipment	(111)	(99)	(194)	(182)
Purchases of investments	(4,671)	(6,252)	(10,146)	(9,676)
Maturities and sales of investments	6,354	2,993	13,181	6,765
Proceeds from the sale of shares in Adyen	207	—	680	—
Proceeds from the sale of shares in KakaoBank	260	—	287	—
Other	(47)	2	(44)	4
Net cash provided by (used in) continuing investing activities	1,992	(3,356)	3,764	(3,089)
Net cash provided by (used in) discontinued investing activities	—	2,446	—	2,444
Net cash provided by (used in) investing activities	1,992	(910)	3,764	(645)
Cash flows from financing activities:
Proceeds from issuance of common stock	54	57	55	57
Repurchases of common stock	(1,473)	(1,429)	(2,542)	(1,733)
Payments for taxes related to net share settlements of restricted stock units and awards	(37)	(108)	(98)	(128)
Payments for dividends	(121)	(121)	(250)	(243)
Proceeds from issuance of long-term debt, net	—	2,482	—	2,482
Repayment of debt	(605)	—	(1,355)	(1,156)
Net borrowings under commercial paper program	—	(400)	—	—
Net funds receivable and payable activity	(48)	(67)	8	30
Other	—	2	—	6
Net cash provided by (used in) continuing financing activities	(2,230)	416	(4,182)	(685)
Net cash provided by (used in) discontinued financing activities	—	6	—	(62)
Net cash provided by (used in) financing activities	(2,230)	422	(4,182)	(747)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(39)	6	(57)	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	(49)	585	366	712
Cash, cash equivalents and restricted cash at beginning of period	1,821	1,721	1,406	1,594
Cash, cash equivalents and restricted cash at end of period	$1,772	$2,306	$1,772	$2,306
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	162	—	162
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,772	$2,144	$1,772	$2,144

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues (1)	$2,297	$2,355	$2,450	$2,350	$2,496
Current quarter vs prior year quarter	(8)%	(5)%	6%	12%	14%
Percent from international	52%	52%	54%	54%	53%

Marketing services and other revenues	125	128	163	151	172
Current quarter vs prior year quarter	(27)%	(21)%	(4)%	(6)%	13%
Percent from international	25%	24%	23%	24%	25%

Total net revenues (2)	$2,422	$2,483	$2,613	$2,501	$2,668
Current quarter vs prior year quarter	(9)%	(6)%	5%	11%	14%

(1) Hedge gain/(loss)	$9	$6	$—	$(19)	$(18)
(2) Foreign currency impact	$(95)	$(58)	$7	$32	$95

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(In millions, except percentages)
Active Buyers (1)	138	142	147	152	156
Current quarter vs prior year quarter	(12)%	(13)%	(9)%	(5)%	(2)%
Active buyers excluding GittiGidiyor	135	138	143	148	151
Current quarter vs prior year quarter	(11)%	(12)%	(8)%	(4)%	(1)%

Gross Merchandise Volume (2)
U.S.	$8,982	$9,335	$9,724	$9,312	$10,332
Current quarter vs prior year quarter	(13)%	(14)%	(2)%	(8)%	(6)%
International	$9,567	$10,074	$11,002	$10,613	$12,255
Current quarter vs prior year quarter	(22)%	(24)%	(16)%	(11)%	(7)%
Total GMV	$18,549	$19,409	$20,726	$19,925	$22,587
Current quarter vs prior year quarter	(18)%	(20)%	(10)%	(10)%	(7)%

(1)All buyers who paid for a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)Gross Merchandise Volume consists of the total value of all paid transactions between users on our platforms during the applicable period inclusive of shipping fees and taxes.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2022
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.29 - $2.37	$2.29 - $2.37
Diluted EPS from continuing operations	$0.63 - $0.69	$0.89 - $0.95

Twelve Months Ending
December 31, 2022
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$9.6 - $9.9	$9.6 - $9.9
Diluted EPS from continuing operations	$(1.98) - $(1.83)	$3.95 - $4.10

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2022 reflect adjustments that exclude estimated stock-based compensation expense and associated employer payroll tax expense of approximately $130 - $140 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $25 - $35 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our equity investments.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2022 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $2 - $5 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $525 - $545 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $80 - $100 million. The estimated GAAP diluted EPS above does not assume any future gains or losses on our equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported “on an FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income*

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions, except percentages)
GAAP operating income	$525	$732	$1,217	$1,573
Stock-based compensation expense and related employer payroll taxes	140	140	257	244
Amortization of acquired intangible assets within operating expenses	1	2	2	9
Other significant gains, losses or charges	28	2	23	35
Total non-GAAP operating income adjustments	169	144	282	288
Non-GAAP operating income	$694	$876	$1,499	$1,861
Non-GAAP operating margin	28.7%	32.8%	30.6%	35.1%

*Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions, except per share amounts and percentages)
GAAP income (loss) from continuing operations before income taxes	$(727)	$401	$(2,376)	$1,125
GAAP (provision) benefit for income taxes	191	(107)	501	(263)
GAAP net income (loss) from continuing operations	$(536)	$294	$(1,875)	$862
Non-GAAP adjustments to net income (loss) from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$169	$144	$282	$288
Loss on investments	288	(41)	815	(41)
Change in fair market value of warrant	104	(108)	219	(72)
Change in fair value of equity investment in Adevinta	829	422	2,472	422
Income tax effects and adjustments	(300)	(36)	(734)	(36)
Non-GAAP net income from continuing operations	$554	$675	$1,179	$1,423

Diluted net income (loss) from continuing operations per share:
GAAP	$(0.96)	$0.43	$(3.28)	$1.25
Non-GAAP	$0.99	$0.99	$2.04	$2.07
Shares used in GAAP diluted net income (loss) per-share calculation	556	685	571	689
Shares used in non-GAAP diluted net income per-share calculation	561	685	577	689

GAAP effective tax rate – Continuing operations	26.3%	26.6%	21.1%	23.4%
Income tax effects and adjustments to net income (loss) from continuing operations	(9.8)%	(9.1)%	(4.6)%	(6.0)%
Non-GAAP effective tax rate – Continuing operations	16.5%	17.5%	16.5%	17.4%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions)
Net cash provided by continuing operating activities	$577	$1,009	$1,206	$1,957
Less: Purchases of property and equipment	(111)	(99)	(194)	(182)
Free cash flow	$466	$910	$1,012	$1,775

*Presented on a continuing operations basis